Exhibit 99.1

NEWS RELEASE

MMA Capital Holdings, Inc. Announces Completion of

Merger with and into FP Acquisition Merger Sub, LLC

BALTIMORE, Maryland, August 13, 2021: MMA Capital Holdings, Inc. (“MMAC” or the “Company”), today announced the completion of its previously announced merger with and into FP Acquisition Merger Sub, LLC (“Merger Sub”).

In connection with the closing of the transaction, the Company merged with and into Merger Sub, with Merger Sub surviving the merger as a wholly owned subsidiary of FP Acquisition Parent, LLC with the name “MMA Capital Holdings, LLC”. As a result, MMAC’s common shares will be delisted from the NASDAQ exchange.

The transaction, which was initially announced on May 24, 2021, was approved in a shareholder vote on August 10, 2021 in which approximately 66.3% of MMAC’s outstanding shares and 98.5% of voted shares were voted in favor of the transaction.